Exhibit 99.1

DR. ISAAC KOHANE JOINS INOVALON BOARD OF DIRECTORS
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Industry Leader in Healthcare Big Data, Machine Learning and Artificial Intelligence Joins
Company’s Board of Directors

BOWIE, Md. - January 7, 2019 - Inovalon (Nasdaq: INOV), a leading technology company providing advanced, cloud-based platforms empowering data-driven healthcare, today announced that Isaac (Zak) Kohane, M.D., Ph.D. has joined the Company’s Board of Directors.

“I am honored and thrilled to have Zak join our Board,” said Keith Dunleavy, M.D., chief executive officer and chairman of the Board of Directors of Inovalon. “His knowledge and industry thought leadership in healthcare big data, machine learning, artificial intelligence and data-driven decision making is a tremendous addition to our Board as the application of these capabilities is driving an accelerating impact on healthcare.”

“The scale and nature of Inovalon’s datasets, in combination with the capabilities and reach of its platform is nothing short of exciting,” said Isaac Kohane, M.D., Ph.D. “The critical role of such real-world datasets in the development of the rapidly advancing forms of machine learning, artificial intelligence and deep learning holds incredible opportunity. I look forward to lending my experience and insights to Inovalon at such an important time in healthcare.”

Isaac (Zak) Kohane, M.D., Ph.D. brings to Inovalon’s Board of Directors truly industry-leading vision and experience in the field of healthcare big data, machine learning, artificial intelligence, and computer-assisted medical decision making. Dr. Kohane is the inaugural Chair of the Department of Biomedical Informatics and the Marion V. Nelson Professor of Biomedical Informatics at Harvard Medical School. He served as co-author of the Institute of Medicine Report on Precision Medicine that has been the template for national efforts. He is an industry leader in the development and application of computational techniques to address disease at multiple scales, from whole healthcare systems as “living laboratories” to functional genomics.

Over the past 30 years, Dr. Kohane’s research agenda has been driven by the vision of what biomedical researchers could do to find new cures, provide new diagnoses and deliver the best care available if data could be converted more rapidly to knowledge and knowledge to practice. In so doing, he has designed and led multiple internationally adopted efforts to “instrument” the healthcare enterprise for discovery and to enable innovative decision-making tools to be applied to the point of care. At the same time, the new insights afforded by omic-scale molecular analyses have inspired him and his collaborators to work on re-characterizing and reclassifying diseases. In many of these studies, the application of big data and the developmental trajectories of thousands of genes have been a powerful tool in unraveling complex diseases.

Dr. Kohane leads the Informatics for Integrating Biology and the Bedside (i2b2) project, a National Institute of Health (NIH)-funded National Center for Biomedical Computing (NCBC) initiative based in Boston, which is currently deployed internationally to more than 120 major academic health centers. Dr. Kohane also currently leads several NIH-funded projects including a Center of Excellence in Big Data to Knowledge

(BD2K), a Center of Excellence in Genomic Science, and the Coordinating Center for the Undiagnosed Disease Network (UDN), a project leveraging national-level data to facilitate challenging patient diagnoses.

Dr. Kohane received a Bachelor of Science in Biology with a concentration in computer science with honors from Brown University, and undertook his doctoral work at Boston University in the Clinical Decision Making Group of the Massachusetts Institute of Technology lab for Computer Science. He received his medical degree and doctorate from Boston University. He holds or has held academic appointments at Harvard Medical School, Children’s Hospital Boston, the Dana-Farber Cancer Institute in Boston, and the Brigham and Women’s Hospital in Boston. He also serves or has served as the Principal Investigator, Co-Investigator, or other senior role in more than 50 funded research initiatives under the National Institute of Health (NIH), Center for Disease Control (CDC), the Department of Health and Human Services (HHS), National Laboratory of Medicine (NLM), and other institutions, and has been the principal author or co-author to more than 330 peer reviewed publications.

For more information regarding Dr. Kohane, please see his biography at https://www.inovalon.com/about/leadership/ and a selection of publications: “Translating Artificial Intelligence Into Clinical Care,” published in the Journal of the American Medical Association’s JAMA Network at https://jamanetwork.com/journals/jama/article-abstract/2588761; “Combining clinical and genomics queries using i2b2 - Three methods,” published in the National Library of Medicine National Institutes of Health’s PLoS One at https://www.ncbi.nlm.nih.gov/pubmed/28388645; and “Big Data and Machine Learning in Health Care,” at https://jamanetwork.com/journals/jama/article-abstract/2675024.

About Inovalon

Inovalon is a leading technology company providing cloud-based platforms empowering data-driven healthcare. Through the Inovalon ONE® Platform, Inovalon brings to the marketplace a national-scale capability to interconnect with the healthcare ecosystem, aggregate and analyze data in real-time, and empower the application of resulting insights to drive meaningful impact at the point of care. Leveraging its platform, unparalleled proprietary data sets, and industry-leading subject matter expertise, Inovalon enables better care, efficiency, and financial performance across the healthcare ecosystem. From health plans and provider organizations, to pharmaceutical, medical device, and diagnostics companies, Inovalon's unique achievement of value is delivered through the effective progression of “Turning Data into Insight, and Insight into Action®.” Supporting thousands of clients, including 19 of the top 25 U.S. health plans and 22 of the top 25 global pharma companies, Inovalon's technology platforms and analytics are informed by data pertaining to more than 955,000 physicians, 499,000 clinical facilities, 261 million Americans, and 40 billion medical events. For more information, visit www.inovalon.com.

Contact:

Kim E. Collins
kcollins@inovalon.com
301-809-4000 x1473

George Price
gprice@inovalon.com
301-809-4000 x1190